Exhibit 10.1

Transaction Bonus Agreement
This Transaction Bonus Agreement (this “Agreement”) is entered into and effective as of DATE (the “Effective Date”), by and between athenahealth, Inc. (together with its affiliates, the “Company”), and NAME (“you”).
In consideration of the mutual promises and consideration set forth herein, the parties agree as follows:
1.At-Will Employment. This Agreement is not intended to and does not alter the at-will nature of your employment with the Company or create a contract of employment for any particular term. You acknowledge and agree that the employment relationship that exists between you and the Company remains at-will. Nothing contained in this Agreement affects any right of the Company or you to terminate your employment at any time, nor creates any rights to continued employment on your part.
2.Transaction Bonus. You shall be eligible to earn a transaction bonus in the aggregate amount of [___] (the “Transaction Bonus”), subject to the terms and conditions of this Agreement.
3.Payment of Transaction Bonus.

a.
Subject to your continuous employment through December 28, 2018 (the “First Retention Date”), except as otherwise provided in Section 4 below, the Company will pay you fifty percent (50%) of the Transaction Bonus (the “First Bonus”) on such date.

b.
If the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger among the Company, May Holding Corp. and May Merger Sub Inc. dated as of November 11, 2018, occurs on or prior to May 10, 2019 (the date of the Closing, the “Second Retention Date”), the Company will pay you fifty percent (50%) of the Transaction Bonus (the “Second Bonus”) within fifteen (15) days following the Second Retention Date, subject to your continuous employment through the Second Retention Date, except as otherwise provided in Section 4 below. If the Closing does not occur on or prior to May 10, 2019 then the Second Bonus will not be payable to you, the Company will have no obligation with respect thereto and this Agreement will have no further force or effect.

4.Termination of Employment. If your employment with the Company ends prior to the First Retention Date or the Second Retention Date for any reason other than a Good Reason Resignation or termination by the Company without Cause, you will forfeit the unpaid portion of the Transaction Bonus. In the event of a Good Reason Resignation or if your employment is terminated by the Company without Cause, (i) prior to the First Retention Date, you shall receive the First Bonus within fifteen (15) days following such termination and you shall be eligible to receive the Second Bonus in accordance with the terms of Section 3 only if the Closing occurs on or prior to May 10, 2019 and (ii) following the First Retention Date but prior to the Second Retention Date, you shall be eligible to receive the Second Bonus in accordance with the terms of Section 3 only if the Closing occurs on or prior to May 10, 2019. The terms “Good Reason Resignation” and “Cause” shall have the meanings set forth in the Company’s Change in Control Severance Plan for Certain U.S. Officers and Executives effective October 23, 2017 (the “CIC Plan”).

5.Effect on Other Benefits. The payment of the Transaction Bonus will not alter the amount of any regular wage payments or benefits you are entitled to receive in connection with your employment with the Company. For purpose of clarification, and without limiting the preceding sentence, the Transaction Bonus shall not be considered in the computation of your “base salary” for any purposes or for any benefits to which you may otherwise be entitled. For the avoidance of doubt, the Transaction Bonus shall not be considered “eligible earnings” for purposes of calculating any annual bonus payment for which you may be eligible.
6.Confidentiality. You agree that this Agreement is confidential and that you will not discuss the fact that it exists or its terms with anyone else except your immediate family members, legal or tax advisors, or as required by law, and provided that the individuals to whom disclosure is made under this paragraph agree to maintain the confidential nature of this Agreement. You recognize that any breach of this confidentiality provision would be a material breach of this Agreement of a sort that would cause the Company irreparable injury in an amount not readily quantifiable as damages, and the Company retains the right to seek legal or equitable relief as a result of the breach.
7.Section 280G. For the avoidance of doubt, Section 5.05 of the CIC Plan shall apply to the Transaction Bonus.
8.Withholding. The Company shall make such deductions, withholdings and other payments from the amount payable to you pursuant to this Agreement which are required by law.
9.Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended or any terms or provisions waived or discharged except in a written addendum signed by you and the Company. This Agreement supersedes and replaces any prior agreement between the Company and you relating to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede or replace the Employment Agreement.
10.Termination of Agreement. This Agreement shall terminate and have no further force and effect upon the earlier of (i) the payment of the Second Bonus and (ii) on May 11, 2019 if the Closing has not occurred prior to such date.
11.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
12.Governing Law. This document is governed in accordance with the laws of the Commonwealth of Massachusetts, and the parties agree to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts in connection with any dispute arising under or relating to this Agreement. Any dispute arising under this Agreement shall be handled in accordance with the dispute resolution procedures in the Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated above.

NAME _________________________________ Date:	athenahealth, Inc. By: _________________________________ Name: Title: